Elicio Therapeutics Reports Second Quarter 2025 Financial Results and Provides Corporate Updates Recent positive recommendation by the Independent Data Monitoring Committee (“IDMC”) to continue ELI-002 7P randomized Phase 2 study in pancreatic cancer without modifications to final analysis Event-driven final analysis focused on disease-free survival (“DFS”) expected in Q4 2025 Secured $10 million financing in Q2 2025; Current cash position expected to support operations beyond anticipated AMPLIFY-7P Phase 2 final analysis BOSTON, August 7, 2025 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today reported financial results for the second quarter ended June 30, 2025, and provided recent corporate and clinical updates. “Most recently, we were pleased to receive the IDMC’s positive recommendation to continue the AMPLIFY-7P study to final analysis without modification, which we believe indicates preliminary signals of eYicacy from ELI-002 7P in the treatment of pancreatic ductal adenocarcinoma (“PDAC”),” said Robert Connelly, Chief Executive OYicer of Elicio Therapeutics. “With final DFS data expected in the fourth quarter of this year, we are focused on advancing clinical preparations for a potential pivotal Phase 3 trial. We previously reached alignment with the U.S. Food and Drug Administration (“FDA”) on the key elements of the planned pivotal Phase 3 study design, and, upon final event-driven DFS analysis, plan to request an End-of-Phase 2 meeting with the FDA to finalize the regulatory strategy for the ELI-002 Phase 3 study. Importantly, during the second quarter, we secured $10 million in additional financing to extend our cash runway into the first quarter of 2026, beyond the anticipated final DFS analysis.” Recent Highlights • In August 2025, Elicio announced a positive recommendation by the IDMC to continue the ELI-002 7P randomized Phase 2 study in PDAC without modifications to final analysis, based on a pre-specified unblinded interim analysis of eYicacy and safety data. In addition, the IDMC confirmed the favorable safety profile of ELI-002 7P to date. • In June 2025, Elicio strengthened its cash position with a $10 million non-dilutive financing.

• In June, Elicio hosted a virtual KOL event highlighting the Company’s AMP platform and lead program, ELI-002, and the unmet need in mutant KRAS (“mKRAS”)-driven PDAC. Upcoming Anticipated Milestones • DFS event-driven final analysis of Phase 2 AMPLIFY-7P clinical trial anticipated in Q4 2025. • Upon final DFS analysis, request and conduct End-of-Phase 2 meeting with the FDA to finalize the regulatory strategy for the pivotal Phase 3 trial for ELI-002. Second Quarter 2025 Financial Results R&D expense for the second quarter of 2025 was $7.0 million, compared to $8.2 million for the second quarter of 2024. The decrease of $1.2 million was primarily due to less clinical trial manufacturing as we advanced ELI-002 7P clinical development. G&A expense for the second quarter of 2025 was $3.1 million, compared to $2.7 million for the second quarter of 2024. The increase of $0.4 million was primarily due to higher professional fees in connection with the June 2025 Promissory Note Financing. Net loss for the second quarter of 2025 was $10.6 million, compared to $7.2 million for the second quarter of 2024. Net loss for the second quarter of 2025 included the change in fair value associated with outstanding common warrants and recognition of grant income. Net loss per share for the second quarter of 2025 was $0.66 compared to $0.64 for the second quarter of 2024. Cash and cash equivalents, as of June 30, 2025, were $22.1 million. The Company expects that its current cash and cash equivalents will support operations into Q1 2026, beyond the anticipated AMPLIFY-7P Phase 2 final analysis.

2025 2024 Operating expenses: Research and development $ 7,006 $ 8,180 General and administrative 3,085 2,744 Total operating expenses 10,091 10,924 Loss from operations (10,091) (10,924) Total other (expense) income, net (470) 3,695 Net loss (10,561) (7,229) Other comprehensive gain (loss): Foreign currency translation adjustment 74 32 Comprehensive loss $ (10,487) $ (7,197) Net loss per common share, basic and diluted $ (0.66) $ (0.64) Weighted average common shares and pre-funded warrants outstanding, basic and diluted 16,059,423 11,284,853 Three Months Ended June 30, ELICIO THERAPEUTICS, INC. Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share amounts) (unaudited)

ELICIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2025	December 31, 2024
Assets		
Cash and cash equivalents	$ 22,088	$ 17,618
Other current assets	510	3,075
Total current assets	22,598	20,693
Other assets	6,930	7,485
Total assets	**$ 29,528**	**$ 28,178**
Liabilities and stockholders' (deficit) equity		
Current liabilities	$ 9,923	$ 11,523
Long-term liabilities	17,771	27,967
Total liabilities	27,694	39,490
Total stockholders' (deficit) equity	1,834	(11,312)
Total liabilities and stockholders' (deficit) equity	**$ 29,528**	**$ 28,178**

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio's Amphiphile ("AMP") technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Off-the-shelf vaccine approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized vaccines approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer (“CRC”) in Phase 1 studies. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO Immuno-Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. In the future, Elicio plans to expand ELI-002 to other indications including mKRAS positive lung cancer and other mKRAS positive cancers. Elicio’s pipeline includes additional oY-the-shelf therapeutic cancer vaccines candidates, including ELI-007 and ELI- 008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer vaccine that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an oY-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may eYiciently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies. Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the suYiciency of Elicio’s existing cash and cash equivalents to support operations into the first quarter of 2026, beyond the anticipated AMPLIFY-7P Phase 2 event-driven final DFS analysis expected in the fourth quarter of 2025; Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the expected event-driven final DFS analysis of the Phase 2 AMPLIFY-7P clinical trial anticipated in the fourth quarter of 2025; the potential eYicacy of Elicio’s product candidates, including ELI-002 7P; the potential of Elicio’s product candidates, including ELI-002; Elicio’s plan to request an End- of-Phase 2 meeting with the FDA to finalize the regulatory strategy for the ELI-002 Phase 3 study and the potential outcome of such meeting, if granted; the potential for future expansion of ELI-002 to other indications, including in combination regimens for PDAC and colorectal cancer; the potential benefits and eYectiveness of oY-the-shelf vaccine approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may diYer materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may diYer materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway, and ability to obtain the funding necessary to advance the development of ELI-002 and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-

002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the event-driven final DFS analysis from the Phase 2 AMPLIFY-7P trial expected in the fourth quarter of 2025; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to diYer materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com